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                                                                   EXHIBIT 10.33


           [CHANCELLOR MEDIA CORPORATION OF LOS ANGELES LETTERHEAD]



                                                               January 2, 1998


Mr. R. Steven Hicks
President and Chief Executive Officer
Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78705

Dear Steve:

         This letter, when signed by both parties below, will set forth our agreement regarding the affiliation of Capstar Broadcasting Corporation ("Capstar") with the AMFM Radio Network (the "Network"), a division of Chancellor Media Corporation ("Chancellor").

         Upon execution of this letter, Capstar will affiliate with the Network on the following terms and conditions:

         1. Capstar's affiliation will include all Capstar-owned and/or operated radio stations as of January 4, 1998, excluding only (i) those stations which the Network has previously indicated would be inappropriate for affiliation (as indicated on Schedule 1 hereto), and (ii) Capstar stations licensed to communities in Alaska and Hawaii. All radio stations acquired buy Capstar or placed under Capstar's management after January 4, 1998 (including all radio stations owned or operated by SFX Broadcasting, Inc. ("SFX Stations") from and after the Capstar-SFX merger closing, or such earlier date on which any SFX Station is placed under Capstar's management) will become affiliates, at the Network's sole discretion, on the earliest date on which maximum RADAR reporting is feasible. (If the Network opts to exclude any post-January 4, 1998 acquired Capstar station from the Network, Capstar shall have the right to require such affiliation by waiving the January 3, 1999 expiration date set forth in Section 4 hereof and agreeing instead to a full, one-year term for that Capstar station, commencing on its affiliation date.) The Network shall, at its discretion, assign each Capstar affiliate to a particular demographic or lifestyle network among the demographic and lifestyle networks maintained by the Network from time to time.

         2. All Capstar's affiliates shall be contractually obligated to clear 100% of the weekly inventory, with the exception of commercials deemed unsuitable for broadcast in a particular Capstar community of license. (The Network inventory shall include a maximum of one (1) minute each

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hour between the hours of 5:00 a.m. and midnight, Monday through Sunday.)
Capstar affiliates shall timely declare through appropriate Network reporting forms scheduled air times for all Network commercial spots. All Capstar affiliates will submit weekly affidavits of performance within ten working days after the close of each broadcast week. (Absent persistent or chronic breaches of this requirement, the failure to timely submit weekly affidavits of performance shall be preceded by a notice and a five-day cure period before such failure will constitute a breach of this letter agreement.)

         3. Capstar affiliates will be compensated in accordance with the following formula: each station shall receive a percentage of the Net Revenue earned by the demographic or lifestyle network to which it has been assigned. Each station's percentage shall be equal to that station's proportional contribution of Weighted Audience to the total Weighted Audience of its sales network. For purposes of this agreement, "Net Revenue" shall mean gross sales revenues minus direct and allocated network costs. (Network cost allocations shall be made on the same basis as such allocations are made to Chancellor stations which are affiliates of the Network.) "Weighted Audience" shall men the most recent Arbitron-rated Total US Average Quarter Hour Audience, Monday through Sunday, 6a-12 midnight in a particular audience demo (either 18-49 adults or 25-54 adults) specified by the Network, adjusted by a weighting factor based on the size of the DMA market. (DMA markets 1 through 30 are weighted in descending order. For example, New York is DMA #1 and would have a weighting of 1.30; Philadelphia is market #4, and would have a weighting of
1.27. Markets 31 and below all will have a weighting factor of 1.0). Initial compensation will be based on the Spring 1997 Arbitron Total US book. Compensation adjustments will be made in DMA's ranked 1 through 50 twice each year on the first Monday in April and the first Monday in October, based on the most recent Fall/Spring Arbitron Total US two-book average. In DMA markets below DMA number 50, adjustments will be made once each year on the first Monday in October, based on the most recent Spring Arbitron Total US book. Payment of station compensation is predicated upon 100% clearance of the weekly commercial inventory. If any Capstar Station affiliate clears 90% or more, but less than 100%, of its weekly Network commercial inventory, that Station shall receive a pro rata weekly Network commercial inventory, it shall be deemed to be in breach of this agreement and, in addition to any other remedy available to the Network, that affiliate shall receive no compensation whatsoever therefor.

         4. The Network affiliation of all current Capstar stations will be for a term of one year, commencing on January 5, 1998, and terminating on January 3, 1999. For all Capstar stations acquired after January 4, 1998, the affiliation term shall commence on the date on which such stations become affiliates, as described above. Except as provided in Section 1 hereof, all affiliations for Capstar stations which commence after January 4, 1998 shall terminate on January 3, 1999.

         5. Capstar agrees to make reasonable efforts to assist in the publicizing of its affiliation with the Network and will, upon reasonable requests from the Network, make appropriate contacts with and comments to the press regarding that affiliation.

         As you know, Chancellor and Capstar are presently engaged in ongoing discussions regarding a transaction or series of transactions under which Chancellor would acquire certain SFX Stations

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following the merger of SFX Broadcasting, Inc. and Capstar (The "Transaction").
If agreement regarding the Transaction is not reached and reduced to a definitive agreement by January 21, 1998, either Capstar or Chancellor may terminate this letter agreement upon ninety (90) days written notice to the other party, so long as such notice is given by February 28, 1998. In the event of such termination, Capstar and Chancellor will be returned to the status quo ante, and nothing in this letter agreement may be used by either party in connection with any dispute which may ensue regarding Capstar's affiliation with the Network, provided however, that Capstar's right to receive compensation for advertising run prior to the date of termination shall survive the termination of this agreement.

         For your information, AMFM Radio Networks is a division of Chancellor Media Corporation of Los Angeles, which is a subsidiary of Chancellor Media Corporation.

         Please indicate your agreement by executing one copy of this letter and returning it to me at your earliest convenience.

Sincerely,

CHANCELLOR MEDIA CORPORATION OF LOS ANGELES



By:      /s/ David Kantor
      -----------------------------------------------------
      David Kantor, Senior Vice President for Radio Network



Agreed and accepted this 7th day of January, 1998

CAPSTAR BROADCASTING CORPORATION



By:      /s/ R. Steven Hicks
      ------------------------------------------------------
      R. Steven Hicks, President and Chief Executive Officer